AMG Funds Family of Funds
Affiliated Transactions (Rule 10f-3)
For the period April 1, 2017 - June 30, 2017



Subadvisor: LMCG
Investments, LLC

INFORMATION DISPLAYED IN FOLLOWING ORDER:


Fund
Date of Purchase/Date Offering Commenced
Issuer
CUSIP
Shares
Purchase Price/Offering Price
Spread
Cost
Underwriter From Whom Purchased
Total Shares/Units/ Bonds Offered
Aggregate Principal Amount of Offering
Total Bonds Purchased By Investment Management
Aggregate Principal Amount of Purchase By All Investment
Companies Advised By the Advisor
% of Offering


AMG Managers LMCG Small Cap Growth Fund
04/26/17
SiteOne Landscape Supply, Inc.
82982L103
3,653
$46.72
1.65%
$173,518
Deutsche Bank / Affiliated Underwriter RBC Capital Markets
39,740,000
$403,750,000
47,510
$2,219,485
0.12%